Exhibit 99.1

IMPORTANT REVISED NOTICE CONCERNING YOUR
RIGHTS UNDER THE

Cyanotech Corporation 401(k) Plan

November 21, 2005

This notice is to inform you that the Cyanotech Corporation 401(k) Plan will be transitioning services from Merrill Lynch/Bisys Retirement Services to Smith Barney/Ceridian Retirement Plan Services effective January 1, 2006.

The revised blackout period for the Plan will begin on December 23, 2005 and end approximately on January 20, 2006.  This blackout period supercedes the blackout period specified in the Company’s prior notice.

As a result of these changes, you will be unable temporarily to direct or diversify investments in your individual accounts, obtain a loan from the plan, or obtain a distribution from the plan.  This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a blackout period.  Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

On December 20, 2005, there will be meetings in the conference room at Cyanotech Corporation with representatives of Smith Barney at which time you will have an opportunity to learn what Smith Barney products will be available in your 401(k) plan.  On December 30, 2005, the funds and certain other products of Merrill Lynch in your account will be liquidated by Bisys Retirement Services and the proceeds will be transferred to your account with Ceridian Retirement Plan Services.

Any Cyanotech Corporation Stock in your account on December 30, 2005 will not be liquidated. Such stock will be transferred in kind to your new account.

On January 3, 2006, the cash proceeds in your account with Ceridian Retirement Services will be converted into such securities as you specify to Ceridian in accordance with the 401 (k) Plan.  .

During the blackout period you will be unable to direct or diversify the assets held in your plan account.  For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period.  For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.  You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds.  Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

If you have any questions concerning this notice, you should contact Theron Cole at 808-331-4102.